Exhibit 10.26

Lease Agreement

Lessor (hereinafter referred to as Party A): Harbin Mengke Assets Development Co., Ltd
Lessee (hereinafter referred to as Party B):Harbin Huang Emperor & Golden Gym Club Ltd
I. Party A will lease to Party B the house owned by Party A which is located at 7 Yushan Road, Nangang District, Harbin (withsquare meters of usable area) for the use of ________.

II. The lease term will be from January 1st, 2004 to December31st, 2008 (i.e. 60 months).

III. The rental amount of the house will be 26,250 Yuan per month, party B will pay 315,000 Yuan to party A for every 12 months, and should complete the payment before the date of _________ , and Party A should give party B receipts.

IV.  When sign the lease agreement, Party B should paymonths amount to party A as the performance bond, and should pay the amount of as the indoor priority deposit. The above deposits will be returned to party B after the expiration date.

V. During the lease term, Party B should be responsible for the property tax, business tax and surtax, personal income tax, land-use fees, and rental management fees; Party B should also be responsible for the telephone fees, security fees, water & electricity fees, sanitation service fees, lift fees, the house management fees.

VI. Party B should pay the rental amount under the conditions of the agreement. If the rental amount is not paid in time, Party A should charge 5% of the monthly rental amount for the late fees. The payment is delayed for overdays, Party A has the right to withdraw the house, and reject to return the performance bond.

VII. Party A should bear the house quality and maintenance responsibilities, Party B should not change the house structure and use without Party A’s permission. If the house, equipment s and property are damaged by Party B, Party B should restore the house former situation or compensate the economic losses.

VIII. During the lease term, if Party A would like to withdraw the house, should notice Party B by written one month in advance, and return to Party B twice of the performance bond; If Party B need to cancel the agreement, should notice Party A by written one month in advance, and should be ask for the performance bond.

IX. During the lease term, Party B should not rent the house to the third party without Party A’s permission. After the expiration date, Party B should finish the payment and give the house back to Party A. If Party B need to renew the agreement, should negotiate with Party A one month in advance, if Party B does not give the house back to Party A after the expiration date and do not renew the agreement, Party A has the right to withdraw the house.

X. If any disputes arise, the two parties should settle it with negotiation, if it can’t be solved by negotiation, could be mediated by the house lease management department or even appeal to the court.

XI The agreement will become effective after it was signed and sealed, three copies and each copy for each party, and a copy for the broker. If there is anything not mentioned in this agreement, the two p arties could negotiate and make an additional agreement which has the same legal effect.

Lessor: Harbin Mengke Asset Development Co., Ltd
Representative: Zhang Daqian

Lessee : Harbin Huang Emperor& Golden Gym Club Ltd
Representative: Xiuqing Tong

Signing date December 24th, 2003

Lease Statement

Harbin Queen Beauty Demonstration Center rents the house located at 7 Yushan Road, Nangang District, Harbin, the rent term will be from Aug 1st, 2007 to July 31st, 2008 (i.e. 12 months). The rental amount will be 630,000 RMB per year, 52,500 per month. Now, Harbin Mengke Assets Development Co., Ltd promises to renew the agreement for 5 years, the rental amount will not be changed.

Harbin Mengke Assets Development Co., Ltd

Dec 28, 2007